Exhibit 99.1

Granite Reports Second-Quarter 2009 Financial Results

  Granite East operating results increased 26% to $14.7 million
  Strong balance sheet; Cash and short-term marketable securities totaled $381 million at quarter-end

WATSONVILLE, Calif.--(BUSINESS WIRE)--July 29, 2009--Granite Construction Incorporated (NYSE: GVA) today reported net income of $17.9 million for the second quarter of 2009 compared with $25.6 million for the second quarter of 2008. Diluted earnings per share for the second quarter of 2009 were $0.46 compared with $0.67 for the second quarter of 2008.

“As expected, our second quarter results reflect a very competitive bidding environment in the West,” said William G. Dorey, Granite president and chief executive officer. “That said, we are pleased with the way our business model is performing in these challenging times. Granite East continues to deliver strong operating results and is well-positioned to grow its backlog this year. Across the company we continue to focus on productivity, managing costs and executing on our backlog.”

Second-quarter 2009 Financial Results

Total Company

  Total revenue for the quarter ended June 30, 2009 was $461.1 million compared with $694.3 million in 2008. The decrease reflects a $169.2 million reduction in Granite West revenue and $58.5 million reduction in Granite East revenue.
  Gross profit as a percentage of revenue for the quarter was 18 percent compared with 16 percent in 2008 reflecting improved margins from Granite East.
  Gross profit on the sale of construction materials was $8.0 million in 2009 compared with $17.5 million in 2008. The company’s third-party construction materials business continues to be affected by lower sales volume.
  General and administrative expenses decreased $10.1 million to $55.7 million or 12 percent of revenue compared with $65.8 million or 10 percent of revenue in 2008 reflecting decreases in salaries and incentive compensation.
  Operating income for the quarter was $30.4 million compared with $45.4 million in the prior year due to the competitive bidding environment in the West offset by improved operating results in the East.
  During the second quarter 2009, the company’s real estate investment segment recorded a $1.0 million pretax impairment charge related to a residential property located in Oregon.
  Other income for the quarter was $0.5 million compared with $1.2 million in 2008 due to lower investment interest income.
  Net income attributable to noncontrolling interest in joint ventures decreased from $8.0 million in 2008 to $4.7 million in 2009 due to the completion of certain large projects.
  At June 30, 2009, cash and short-term marketable securities totaled $381.0 million, including $120.9 million of cash and cash equivalents from the company’s consolidated joint ventures.
  Total contract backlog at June 30, 2009, was $1.5 billion compared with $2.1 billion at June 30, 2008. Not included in second quarter 2009 backlog is approximately $500.0 million associated with three projects the company expects to book in the third quarter of 2009.

Granite West

  Revenue for the second quarter totaled $348.3 million compared with $517.5 million for the same period in 2008. The decrease reflects a highly competitive bidding environment and lower demand for construction materials.
  Gross profit as a percentage of revenue for the quarter remained flat at 18 percent.
  Operating income for the quarter decreased $21.9 million to $34.9 million compared with $56.8 million for the second quarter of last year.

Granite East

  Revenue for the second quarter totaled $112.2 million compared with $170.8 million for the same period in 2008 reflecting several large projects nearing completion.
  Gross profit as a percentage of revenue for the quarter was 19 percent compared with 11 percent in the same period last year.
  Operating income for the quarter increased to $14.7 million compared with $11.7 million for the second quarter of 2008.

Outlook

“In the West, we expect the bidding environment to remain competitive for at least the next several quarters,” said Dorey. “We also anticipate our third-party construction materials business will continue to be affected by lower demand. As a result, we are forecasting Granite West revenue in 2009 to be between $1.5 billion and $1.7 billion with a corresponding gross profit margin percentage between 14 percent and 16 percent.

The outlook for Granite East is very positive as we continue to execute well and add quality projects to our backlog. Although we continue to expect strong bottom line performance this year, delayed project awards caused us to lower our revenue forecast for the segment. We now expect Granite East revenue in 2009 to be in the range of $600.0 million and $675.0 million with an improved gross profit margin percentage between 15 percent and 17 percent. We expect net income attributable to noncontrolling interest in joint ventures for the total company to be approximately $30.0 million for the year.”

Conference Call

Granite will conduct a conference call tomorrow, July 30, 2009, at 8:00 a.m. PT/11:00 a.m. ET to discuss the results of the second quarter ended June 30, 2009. Access to a live audio webcast is available at www.graniteconstruction.com/investor-relations. The live conference call may be accessed by calling (877) 865-1220 in the United States and (706) 634-4451 for international listeners. The conference ID for the call is 14073730. The call will be recorded and available for replay from approximately two hours after the live audio webcast through August 30, 2009 by calling (706) 645-9291. The conference ID for the recording is 14073730.

About Granite

Granite Construction Incorporated is a member of the S&P 400 Midcap Index, the Domini 400 Social Index, and the Russell 2000. Granite Construction Company, a wholly owned subsidiary, is one of the nation’s largest diversified heavy civil contractors and construction materials producers. Granite Construction Company serves public- and private-sector clients through its offices and subsidiaries nationwide. For more information about Granite, please visit its Web site at www.graniteconstruction.com.

Forward-looking Statements

This press release contains statements that are not based on historical facts and which may be forward-looking in nature. Under the Private Securities Litigation Reform Act of 1995, a “safe harbor” may be provided to Granite for certain of these forward-looking statements. Words such as outlook, believes, expects, appears, may, will, should, anticipates, and the negatives thereof or comparable terminology are intended to identify these forward-looking statements. These forward-looking statements are estimates reflecting the best judgment of Granite’s senior management and are based on its current expectations and projections concerning future events, many of which are outside Granite’s control and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, those risks described in Granite’s Annual Report under “Item 1A. Risk Factors.” Except as required by law, Granite undertakes no obligation to revise or update any forward-looking statements for any reason. As a result, the reader is cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited - in thousands, except share and per share data)

	June 30,	December 31,	June 30,
	2009	2008	2008

ASSETS

Current assets
Cash and cash equivalents	$356,168	$460,843	$286,648
Short-term marketable securities	24,878	38,320	88,230
Accounts receivable, net	281,432	314,733	418,657
Costs and estimated earnings in excess of billings	50,891	13,295	51,047
Inventories, net	68,755	55,223	63,930
Real estate held for development and sale	131,169	75,089	50,308
Deferred income taxes	43,314	43,637	44,887
Equity in construction joint ventures	50,215	44,681	42,844
Other current assets	46,719	56,742	66,297

Total current assets	1,053,541	1,102,563	1,112,848

Property and equipment, net	529,805	517,678	526,383

Long-term marketable securities	53,328	21,239	29,706

Investment in affiliates	17,310	19,996	30,502

Other noncurrent assets	80,300	81,979	73,455

Total assets	$1,734,284	$1,743,455	$1,772,894

LIABILITIES AND EQUITY

Current liabilities
Current maturities of long-term debt	$64,848	$39,692	$35,039
Accounts payable	177,025	174,626	237,561
Billings in excess of costs and estimated earnings	184,665	227,364	226,213
Accrued expenses and other current liabilities	168,217	184,939	211,907

Total current liabilities	594,755	626,621	710,720

Long-term debt	233,675	250,687	246,493

Other long-term liabilities	46,686	43,604	46,956

Deferred income taxes	17,917	18,261	18,228

Equity
Preferred stock, $0.01 par value, authorized 3,000,000 shares; none outstanding
	-	-	-
Common stock, $0.01 par value, authorized 150,000,000 shares in 2009 and in 2008; issued and outstanding 38,673,034 shares as of June 30, 2009, 38,266,791 shares as of December 31, 2008 and 38,274,588 shares as of June 30, 2008

	387	383	383
Additional paid-in capital	89,142	85,035	81,358
Retained earnings	699,050	682,237	608,525
Accumulated other comprehensive loss	-	(146)	(941)

Total Granite Construction Inc. shareholders' equity	788,579	767,509	689,325

Noncontrolling interest	52,672	36,773	61,172

Total equity	841,251	804,282	750,497

Total liabilities and equity	$1,734,284	$1,743,455	$1,772,894

	June 30,	December 31,	June 30,
FINANCIAL POSITION	2009	2008	2008

Working capital	$458,786	$475,942	$402,128
Current ratio	1.77	1.76	1.57
Debt to Granite Construction Inc. shareholders' equity capitalization	0.27	0.27	0.29
Total liabilities to Granite Construction Inc. shareholders' equity ratio	1.13	1.22	1.48

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited - in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Revenue
Construction	$403,226	$580,943	$720,335	$983,516
Material sales	57,315	107,289	87,161	158,843
Real estate	534	6,100	951	6,773
Total revenue	461,075	694,332	808,447	1,149,132
Cost of revenue
Construction	327,016	486,716	573,985	793,562
Material sales	49,280	89,835	81,463	138,891
Real estate	1,534	8,755	1,741	8,959
Total cost of revenue	377,830	585,306	657,189	941,412

Gross profit	83,245	109,026	151,258	207,720

General and administrative expenses	55,669	65,760	109,301	126,411
Gain on sales of property and equipment	2,808	2,155	5,329	2,556

Operating income	30,384	45,421	47,286	83,865

Other income (expense)
Interest income	1,109	3,593	3,170	9,648
Interest expense	(2,853)	(3,058)	(6,341)	(7,568)
Equity in income (loss) of affiliates	783	528	339	(179)
Other income, net	1,431	184	5,216	8,647
Total other income	470	1,247	2,384	10,548

Income before provision for income taxes	30,854	46,668	49,670	94,413

Provision for income taxes	8,187	13,081	13,016	25,208

Net income	22,667	33,587	36,654	69,205

Amount attributable to noncontrolling interest	(4,718)	(7,969)	(9,785)	(30,464)

Net income attributable to Granite Construction Inc.	$17,949	$25,618	$26,869	$38,741

Net income per share attributable to common shareholders:
Basic (1)	$0.46	$0.67	$0.70	$1.00
Diluted (1)	$0.46	$0.67	$0.70	$1.00
Weighted average shares of common stock:
Basic	37,584	37,426	37,530	37,782
Diluted	37,699	37,552	37,650	37,862

Note:
(1) Computed using the two-class method as required by FSP EITF 03-6-1 adopted on January 1, 2009.

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited - in thousands)

Six Months Ended June 30,	2009	2008
Operating activities
Net income	$36,654	$69,205
Adjustments to reconcile net income to net cash used in operating activities:
Impairment of real estate held for development and sale	1,036	4,500
Depreciation, depletion and amortization	39,670	42,428
(Recovery of) provision for doubtful accounts, net	(3,386)	1,383
Gain on sales of property and equipment	(5,329)	(2,556)
Change in deferred income taxes	(113)	419
Stock-based compensation	4,561	3,427
Excess tax benefit on stock-based compensation	(400)	(746)
Gain from trading securities	(187)	-
Equity in (income) loss of affiliates	(339)	179
Acquisition of noncontrolling interest	-	(16,616)
Changes in assets and liabilities, net of the effects of acquisition and consolidations	(78,602)	(57,827)
Net cash (used in) provided by operating activities	(6,435)	43,796
Investing activities
Purchases of marketable securities	(39,043)	(28,620)
Maturities of marketable securities	27,610	40,250
Release of funds for acquisition of noncontrolling interest	-	28,332
Additions to property and equipment	(55,659)	(62,528)
Proceeds from sales of property and equipment	7,416	8,115
Acquisition of businesses	-	(14,022)
Contributions to affiliates	(4,971)	(4,420)
Other investing activities	439	676
Net cash used in investing activities	(64,208)	(32,217)
Financing activities
Proceeds from long-term debt	4,911	2,103
Long-term debt principal payments	(17,475)	(15,032)
Cash dividends paid	(10,003)	(10,103)
Purchase of common stock	(2,821)	(45,468)
Contributions from noncontrolling partners	203	4,744
Distributions to noncontrolling partners	(9,283)	(2,639)
Acquisition of noncontrolling interest	-	(11,716)
Excess tax benefit on stock-based compensation	400	746
Other financing	36	-
Net cash used in financing activities	(34,032)	(77,365)

Decrease in cash and cash equivalents	(104,675)	(65,786)

Cash and cash equivalents at beginning of period	460,843	352,434

Cash and cash equivalents at end of period	$356,168	$286,648

GRANITE CONSTRUCTION INCORPORATED
Business Segment Information
(Unaudited - in thousands)

	Three Months Ended June 30,			Six Months Ended June 30,
	Granite West	Granite East	Granite Land Company	Granite West	Granite East	Granite Land Company

2009
Revenue	$348,304	$112,237	$534	$545,353	$262,143	$951
Gross profit (loss)	$62,882	$21,363	$(1,000)	$95,821	$56,227	$(790)
Gross profit (loss) as a percent of revenue	18.1%	19.0%	-187.3%	17.6%	21.4%	-83.1%
Operating income (loss)	$34,909	$14,688	$(2,240)	$41,774	$43,084	$(2,938)
Operating income (loss) as a percent of revenue	10.0%	13.1%	-419.5%	7.7%	16.4%	-308.9%

2008
Revenue	$517,463	$170,769	$6,100	$757,465	$384,894	$6,773
Gross profit (loss)	$92,924	$18,757	$(2,655)	$132,553	$77,353	$(2,186)
Gross profit (loss) as a percent of revenue	18.0%	11.0%	-43.5%	17.5%	20.1%	-32.3%
Operating income (loss)	$56,801	$11,691	$(3,154)	$61,114	$63,377	$(3,604)
Operating income (loss) as a percent of revenue	11.0%	6.8%	-51.7%	8.1%	16.5%	-53.2%

GRANITE CONSTRUCTION INCORPORATED
Contract Backlog
(Unaudited - in thousands)

Contract Backlog by Segment	June 30, 2009		March 31, 2009		June 30, 2008

Granite West	$824,676	53.8%	$743,219	47.3%	$1,188,948	55.5%
Granite East	707,567	46.2%	826,855	52.7%	952,700	44.5%

Total	$1,532,243	100.0%	$1,570,074	100.0%	$2,141,648	100.0%

CONTACT:
Granite Construction Incorporated
Jacque Fourchy, 831-761-4714 (Investor)